SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COMFORCE Corporation

(Exact Name of Issuer as specified in its charter)

Delaware	36 – 2262248
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

415 Crossways Park Drive
P.O. Box 9006
Woodbury, New York	11797
(Address of principal executive offices)	(Zip Code)

COMFORCE Corporation 2002 Stock Option Plan

(Full Title of Plan)

Harry V. Maccarrone

Executive Vice President

COMFORCE Corporation

415 Crossways Park Drive

P.O. Box 9006

Woodbury, New York 11797

(Name and address of agent for service)

(516) 437-3300

(Telephone number, including area code, of agent for service)

Copy to:

David G. Edwards, Esquire

Barnes & Thornburg

10 S. LaSalle Street., Suite 2600

Chicago, Illinois 60603

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common stock, $0.01 par value	1,000,000	$0.50	$500,000	$46.00

(1)	Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) for the shares registered hereunder, being the average of the high and low prices for the Registrant’s Common Stock as reported on April 17, 2003.

PART I INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

REOFFER PROSPECTUS

COMFORCE Corporation

Up to 1,000,000 Shares of Common Stock

This prospectus relates to up to 1,000,000 shares of common stock of COMFORCE Corporation that may be sold from time to time by the selling stockholders as may be named from time to time in any supplement to this prospectus. The selling stockholders will be our executive officers, directors and other key employees who are deemed to be affiliates of COMFORCE under the SEC’s rules and who receive options to purchase our common stock under our 2002 Stock Option Plan. These shares of common stock will be issuable to the selling stockholders upon their exercise of these options.

The common stock is traded on the American Stock Exchange under the symbol CFS. On April 22, 2003, the last reported sale price of the common stock on the American Stock Exchange was $0.49 per share.

Investing in the common stock involves certain risks. You should carefully consider the risk factors beginning on page 3. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

COMFORCE Corporation

415 Crossways Park Drive

P.O. Box 9006

Woodbury, New York 11797

(516) 437-3300

The date of this Prospectus is April 23, 2003.

RISK FACTORS

Before you invest in the common stock, you should consider carefully the following factors, in addition to the other information contained in this prospectus. In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected or suggested in any forward-looking statement. The factors discussed below and the other factors discussed in this prospectus could cause or contribute to such differences. Other factors which we have not yet identified could also cause or contribute to such differences.

Our share price has been volatile and could be further impacted by the shares offered in this offering.

From time to time, the market price for our common stock has been, and may continue to be, volatile. The market price may fluctuate because of our quarterly operating results, the operating results of other staffing companies, changes in general conditions in the economy, the financial markets or the staffing industry, natural disasters or other developments. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

In addition, a substantial number of shares of our common stock is being offered for resale as a part of this offering. The sale of a substantial number of shares of our common stock in the public market could cause the market price of our common stock to decline.

Our high level of debt could adversely affect our ability to compete, limit our ability to borrow and heighten our vulnerability to adverse economic conditions.

We have a very high level of debt. Our level of debt could have important consequences to you, including the following:

•	we will have to use a substantial portion of our cash flow from operations to pay for debt service, rather than for operations or growth;

•	our competitors with less debt could have a competitive advantage;

•	we could be more vulnerable to economic downturns and less able to take advantage of significant business opportunities or react to changes in market or industry conditions;

•	we will be vulnerable to increases in interest rates to the extent of borrowings under our bank credit facility; and

•	we may have to dispose of material assets or operations or refinance our debt to meet our debt service obligations.

If our operations do not improve, we could be required to write-off additional goodwill in future periods, which could have a material adverse impact on our financial condition and results of operations.

Under recently adopted accounting rules, we are required to test at least annually for impairment of goodwill and other intangible assets with indefinite useful lives. In fiscal 2002, we wrote-off $74.0 million of goodwill. These impairment losses related primarily to the goodwill attributable to staffing companies we acquired in earlier years when staffing companies were customarily valued at higher levels than they are today and when our common stock had a substantially higher market value. As of December 29, 2002, after these write-offs, goodwill recorded in connection with our acquisitions totaled $60.2 million, which represented 36.2% of our total assets. If our operations do not improve, we could be required to take additional write-offs of goodwill in future periods, which could have a material adverse impact on our financial condition and results of operations.

The terms of the agreements governing our debt could constrain us in our operations and in pursuing corporate opportunities.

The agreements governing the public debt obligations of our COMFORCE Operating, Inc. subsidiary, and the credit facility to which we and our subsidiaries are parties, contain restrictions that affect our ability to incur debt, make distributions, make acquisitions, create liens, make capital expenditures and affiliate payments and pay dividends. They also require us to limit our capital expenditures, affiliate payments and dividends. In addition, our credit facility requires us to meet specified financial ratios and tests.

Events beyond our control may affect our ability to comply with these covenants and restrictions, and we may not achieve operating results that will comply with the financial ratios and tests. If we do not comply with these covenants and restrictions, an event of default could occur. An event of default under any of our financing agreements could have a material adverse effect on our business and financial condition if it is not cured or waived.

We may be unable to charge our customers for higher costs of employing staffing personnel.

We must pay unemployment insurance premiums and workers compensation benefits for our billable employees. The states in which our employees perform services set unemployment insurance premiums annually. Various states are tightening the scrutiny in the area of unemployment and workers compensation, possibly in reaction to state budget shortfalls. In addition, in the current recessionary or near recessionary economic climate with a higher worker turnover, experience ratings are not as favorable as in more healthy economies. Furthermore, premiums could increase for various other reasons, including increased levels of unemployment and the lengthening of periods for which unemployment compensation is available. Workers’ compensation costs may increase if the various states in which we conduct operations raise their required levels of compensation or liberalize allowable claims. We are focusing on efforts to reduce our potential exposure to such claims. We are largely self-insured with respect to workers’ compensation claims, but we maintain an excess coverage insurance policy limiting our exposure for self-insured claims to $500,000 for the first claim and $250,000 per additional claim and a total of $4.2 million in any year. However, we may incur costs related to workers’ compensation claims at rates higher than anticipated if we experience an increase in the number or the severity of claims.

Our costs could also increase as the result of any future health care reforms. Certain federal and state legislative proposals have included provisions extending health insurance benefits to billable employees who do not presently receive such benefits.

We may not be able to increase the fees charged to our customers to an amount sufficient to cover increased costs related to workers’ compensation, unemployment insurance and health care reforms or other employment-related regulatory changes.

We incurred a net loss in our most recently completed fiscal year and we may continue to incur losses.

In fiscal 2002, we had a net loss of $74.0 million, including a goodwill impairment of $18.0 million, net of tax, and a cumulative effect of a change in accounting principle (also related to goodwill impairment) of $52.8 million, net of tax. Our operations may not be profitable in the future.

We are limited in our ability to upstream funds from our operating subsidiary.

Under the terms of the indenture governing the 12% Senior Notes due 2007 of our operating subsidiary, this operating subsidiary is limited in its ability to upstream funds to the parent company, COMFORCE. Consequently, COMFORCE will be unable to pay interest due on its 8% Subordinated Convertible Notes when cash payments first become required in June 2004 unless the holder of the 8% Notes agrees to modify the payment terms, the operating subsidiary generates the requisite net income to allow payment of the interest due or COMFORCE obtains a loan or sells securities to provide funds for this purpose. Our failure to pay this interest when due will be a default under the 8% Notes and, due to cross default provisions, under our bank credit facility and other debt obligations.

We could face liability for the misconduct of our employees or for claims made by them in the workplace.

Contingent staffing and consulting firms are in the business of employing people and placing them in the workplaces of other businesses. A risk of such activity includes possible claims by our customers of employee misconduct or negligence, claims of discrimination or harassment, claims relating to employment of illegal aliens and other similar claims. We have implemented policies and guidelines to minimize our exposure to these risks. However, failure to follow these policies and guidelines may result in negative publicity. In addition, we could be required to pay money damages or fines. Although historically we have not had any significant problems in this area, we may experience such problems in the future.

We are also exposed to liability for actions taken by our employees while on assignment, such as damage caused by their errors, misuse of customer proprietary information or theft of customer property. We maintain insurance to limit our exposure to these risks. However, because of the nature of our assignments, in particular the access of our employees to customer information systems and confidential information, and the potential liability for improper acts by employees, insurance coverage may not continue to be available or may not be adequate to cover any such liability.

Fluctuations in the general economy could reduce demand for our services.

The general level of economic activity in the country significantly affects demand for staffing and consulting services. Companies use staffing and consulting services to manage personnel costs and changes in staffing needs, in part due to business fluctuations. When economic activity increases, employers often add employees from staffing and consulting companies before they hire full-time employees. During such times, there is intense competition among staffing and consulting companies for qualified personnel for placement, and we may not be able to recruit and retain sufficient personnel to meet the needs of our clients. Conversely, as economic activity slows, companies may choose to reduce their usage of employees from staffing and consulting companies before laying off their regular employees.

Heightened competition for staffing personnel and customers could adversely impact our business.

The contingent staffing and consulting industry is highly competitive. Heightened competition for customers as well as for contingent personnel could adversely impact our business in several ways:

•	We may need to reduce our current fee scales without being able to reduce the personnel costs of our billable employees.

•	Large, traditional staffing companies have begun to enter the specialty staffing and consulting sector. As a result, margins may decrease, particularly for the less highly skilled personnel in that sector.

•	Barriers to entry in the contingent staffing business are low, and we could experience competition from additional competitors entering the business.

•	We may not be able to fulfill our customers’ needs because of shortages of qualified personnel, which currently exist in some specialty sectors and could continue to occur in the future.

•	Customers could employ personnel directly (rather than using our services) to ensure the availability of such personnel.

Many of our competitors have greater marketing, financial and personnel resources than we do and could offer increased competition. We expect that the level of competition will remain high in the future and that this competition could affect our margins, which could have a material adverse effect on our business, financial condition and results of operations.

The loss of key personnel could adversely affect our operations.

We depend in a significant way on our management. Our success depends upon the availability and performance of John C. Fanning, our Chairman and Chief Executive Officer, and Harry V. Maccarrone, our Executive Vice President and Chief Financial Officer. The loss of the services of either of these key persons could have a material adverse effect upon our operations.

Control by insiders could inhibit a third party from seeking to acquire us.

John C. Fanning, our Chairman and Chief Executive Officer, and Harry V. Maccarrone, our Executive Vice President and Chief Financial Officer, together currently control over 30% of our outstanding common stock. As a result, they will have a significant influence on all issues submitted to our stockholders. This concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of our common stock and could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire control of us. In addition, in the event of an acquisition that results in a change of control of the COMFORCE, the holders of the 12% Senior Notes due 2007 of our operating subsidiary in the current outstanding principal amount of $87.0 million will have the right to require us to repurchase their notes at 101% of par, which could also discourage any takeover attempt.

Our board’s ability to authorize and issue new classes of preferred stock could be used to discourage a takeover.

Our certificate of incorporation and bylaws authorize the issuance of preferred stock and establish advance notice requirements for director nominations and actions to be taken at stockholder meetings. These provisions could discourage or impede a tender offer, proxy contest or other similar transaction involving control of COMFORCE, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices and other transactions that they may deem to be in their best interests. We currently have 6,148 shares of our Series 2003A Convertible Preferred Stock outstanding. In particular, preferred stock

•	has a preferred position over the common stock in liquidation;

•	generally has the right to a fixed or minimum dividend before any dividend is paid or accrued on the common stock;

•	may have the right to approve certain extraordinary corporate matters; and

•	could contain terms that would

•	delay or prevent a change in control of COMFORCE;

•	make removal of our present management more difficult;

•	restrict the payment of dividends and other distributions to the holders of common stock; and

•	make it more difficult for a hostile acquiror to gain control of COMFORCE.

Our business is dependent on our ability to attract staffing personnel.

Our business depends on our ability to attract and retain personnel who possess the skills and experience necessary to meet the staffing and consulting requirements of our customers. Competition for individuals with proven skills in certain areas, particularly information technology, is intense. We compete for such individuals with other contingent staffing and consulting firms, systems integrators, providers of outsourcing services, computer systems consultants, customers and personnel agencies. We must continually evaluate and upgrade our base of available personnel to keep pace with customers’ changing needs and emerging technologies. We may not be able to continue to attract qualified personnel in sufficient numbers and on acceptable economic terms. In addition, although the employment agreements we have entered into contain non-compete covenants, we may not be able to effectively enforce such agreements against our former employees.

A significant portion of our revenues are attributable to a few key customers the loss of which could adversely affect our operations.

As is common in the staffing industry, our engagements to provide services to our customers are generally non-exclusive, of a short-term nature and subject to termination by the customer with little or no notice, although some of our business is done through longer term contracts and contracts that provide us with the first opportunity to supply the personnel required by the customer. During the year ended December 29, 2002, the largest four customers of the Company accounted for approximately 22.4% of the Company’s revenues. We also have numerous other significant customers. The loss of or a material reduction in the revenues from any of our significant customers could have a material adverse effect on our business, results of operations and financial condition.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any document filed by us at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may request copies of these documents, upon payment of a duplicating fee, by writing the SEC at the address in the previous sentence. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our SEC filings are also available on the SEC’s website at “http://www.sec.gov”.

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 29, 2002.

•	The description of our common stock contained in our Form 8-A dated October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997.

In addition, we incorporate by reference all other documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to termination of this offering of common stock. Such information will update the information set forth or previously incorporated in this prospectus.

You may request a copy of any of these documents, except exhibits to the documents (unless the exhibits are specifically incorporated by reference), at no cost, by writing or telephoning us at the following address:

COMFORCE Corporation

Attention: Linda Annicelli

415 Crossways Park Drive

P.O. Box 9006

Woodbury, New York 11797

(516) 437-3300

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone else to provide you with different information.

THE COMPANY

COMFORCE is a leading provider of specialty staffing, consulting and outsourcing services primarily to Fortune 500 companies for their healthcare support, information technology, telecommunications, and technical and engineering services. Through a national network of offices, we recruit and place highly skilled contingent personnel and provide financial and outsourcing services for a broad customer base. Our labor force consists primarily of healthcare professionals, computer programmers, systems consultants, telecommunication engineers, analysts, engineers, technicians, scientists, researchers and skilled office support personnel.

SELLING STOCKHOLDERS

The selling stockholders will be our executive officers, directors and other key employees who are deemed to be affiliates of COMFORCE under the SEC’s rules and who receive options to purchase our common stock under our 2002 Stock Option Plan. We may supplement this prospectus from time to time to disclose (a) the name of each selling stockholder and his or her relationship to COMFORCE during the past three years; (b) the number of shares of common stock each selling stockholder beneficially owns (assuming that all options and restricted shares which they have previously been granted are fully vested and free from restrictions on transfer); (c) the number of shares of common stock offered pursuant to this Prospectus by each selling stockholder; and (d) the amount and percentage of the common stock outstanding to be held by such selling stockholder after giving effect to the offering of the common stock covered by this prospectus.

USE OF PROCEEDS

COMFORCE will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, COMFORCE will receive the amount of the exercise price of the options if and when the options are exercised and the shares are purchased by the selling stockholders.

METHOD OF SALE

The selling stockholders may offer and sell the shares of common stock to which this prospectus relates from time to time in one or more types of transactions (which may include block transactions) on the American Stock exchange, where our common stock is listed for trading under the symbol CFS, in other markets where our common stock is traded, in negotiated transactions, through put or call options transactions, through short sales transactions, or through a combination of such methods of sale. The selling stockholders will sell the common stock at prices which are current when the sales take place or at other prices to which the parties agree. The selling stockholders may use brokers or dealers to sell the shares, and will pay any brokerage fees or commissions relating to sales in amounts to be negotiated by the parties prior to sale. The selling stockholders and any brokers or dealers participating in the sale of the common stock may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on the resale of the shares may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Some shares may also be sold by other people or entities that have received the shares from the selling stockholders by gift, by operation of law, including the laws of descent and distribution, or by other transfers or assignments.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided the selling stockholders meet the criteria and conform to the requirements of this rule.

LEGAL MATTERS

Barnes & Thornburg, Chicago, Illinois, will render a legal opinion on the validity of the common stock being offered.

EXPERTS

The consolidated financial statements and supplemental schedule of COMFORCE Corporation and subsidiaries as of December 29, 2002 and December 30, 2001 and for each of the periods in the three-year period ended December 29, 2002, have been incorporated in this prospectus and registration statement by reference in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 29, 2002 financial statements and supplemental schedule refers to the adoption of Statement of Financial Accounting Standard No. 142 Goodwill and Other Intangible Assets as of December 31, 2001.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant has incorporated by reference in this Registration Statement the documents listed below. These documents have been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

1.	The Registrant’s Annual Report on Form 10-K for the year ended December 29, 2002.

2.	The description of the Registrant’s Common Stock included in the Registration Statement on Form 8-A dated October 10, 1985, as amended by Amendment No. 1 on Form 8A/A dated July 25, 1997, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Bylaws effectively provide that the Registrant, to the full extent permitted by Section 145 of the Delaware General Corporation Law, shall indemnify all directors and officers of the Registrant and may indemnify all employees, representatives and other persons as permitted pursuant thereto. Section 145 permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by a third party if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In derivative actions, indemnification may also be made for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit if they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court of chancery or the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Section 145 further provides that to the extent any present or former officer or director has been successful on the merits or otherwise in any defense of any such action, suit or proceeding, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York, on April 23, 2003.

COMFORCE CORPORATION (Registrant)

By:	/s/ HARRY MACCARRONE
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, the undersigned, being the members of the Stock Option Committee, have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Woodbury, State of New York on April 23, 2003.

COMFORCE CORPORATION STOCK OPTION COMMITTEE

By:	/s/ KENNETH DALEY
Kenneth Daley, Committee Member

/s/ GORDON ROBINETT
Gordon Robinett, Committee Member

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ JOHN C. FANNING*	Chairman, Chief Executive Officer and Director
John C. Fanning	(Principal Executive Officer)	April 23, 2003

/s/ HARRY MACCARRONE	Executive Vice President, and Director
Harry Maccarrone	(Principal Financial and Accounting Officer)	April 23, 2003

/s/ KENNETH DALEY*	Director
Kenneth Daley		April 23, 2003

/s/ ROSEMARY MANISCALCO*	Director
Rosemary Maniscalco		April 23, 2003

/s/ GORDON ROBINETT*	Director
Gordon Robinett		April 23, 2003

/s/ DANIEL RAYNOR*	Director
Daniel Raynor		April 23, 2003

By: /s/ HARRY MACCARRONE	Attorney-in-Fact
Harry Maccarrone		April 23, 2003

Index to Exhibits

4.1

COMFORCE Corporation 2002 Stock Option Plan (included in Annex A to COMFORCE Corporation’s Definitive Proxy Statement filed with the Commission on April 29, 2002, which Annex A to such Proxy Statements is incorporated herein by reference).

5.1	Opinion of Barnes & Thornburg.

23.1	Consent of KPMG LLP.

23.2	Consent of Barnes & Thornburg (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Powers of Attorney.